UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Disposition of Assets.

Item 9.01	Financial Statements and Exhibits.

SIGNATURES

i

Item 1.01	Entry into a Material Definitive Agreement.

First Amendment to Amended and Restated Loan Agreement

As previously disclosed in a Form 8-K filed on June 16, 2011, GameTech International, Inc. (the “Company”) entered into an Amended and Restated Loan Agreement with U. S. Bank N.A. and Bank of West (together the “Lenders”), on June 15, 2011, which amended the terms of the Company’s existing credit facility with the Lenders (the “Loan Agreement”).   On December 22, 2011, the Company entered into a First Amendment to Amended and Restated Loan Agreement and Waiver of Defaults with the Lenders (the “First Amendment”).

The First Amendment, among other things: (i) modifies certain financial covenants set forth in the Loan Agreement; (ii) incorporates the Lender’s consent to the sale of the Company’s corporate headquarters (which occurred on December 28, 2011); (iii) requires the Company to maintain at least $350 thousand in liquidity through January 31, 2012 and at least $500 thousand in liquidity at all times thereafter; and (iv) waives any and all prior events of default.

Under the terms of the First Amendment, the net cash proceeds from the sale of the corporate headquarters will be applied: (i) to pay an amendment fee equal to $214 thousand, representing one percent (1.00%) of the outstanding balance of the credit facility as of December 22, 2011; (ii) to pay all fees and interest due and payable under the credit facility as of the sale date (including all current interest , all deferred interest accruing from June 15, 2011 through the sale date, and the remaining portion of a closing fee, in the amount of $368 thousand, incurred in connection with the closing of the Loan Agreement in June 2011); and (iii) to pay down the outstanding principal balance under the credit facility.

The First Amendment also modifies certain covenants contained in the Loan Agreement, and (i) requires the Company to apply 75% of its excess cash flow (as defined in the Loan Agreement) as of the end of each fiscal quarter towards the satisfaction of its obligations under the credit facility; (ii) to the extent liquidity exceeds $1.5 million at any time, requires the Company to apply such excess towards the satisfaction of its obligations under the credit facility; and (iii) prohibits capital expenditures for any use other than purchases of equipment for leasing to customers in the ordinary course of business, and limits the amount of capital expenditures that may be made by the Company.

As of December 22, 2011, after giving effect to an unscheduled principal payment of $1.5 million on December 9, 2011, the outstanding balance under the credit facility was approximately $21.4 million.  Following the application of the net cash proceeds from the sale of the corporate headquarters, the outstanding balance under the credit facility as of December 28, 2011 was approximately $16.6 million

The outstanding balance under the credit facility continues to bear interest at a base rate equal to an applicable margin plus the daily Eurocurrency rate or an alternative base rate (as provided for in the Loan Agreement).  The current applicable margin is 5.80%, and increases to 7.50% (February 2012 through April 2012), 8.50% (May 2012 through October 2012) and 9.50% (November 2012 through June 30, 2013).  However, the Company’s interest rate swap agreement continues to remain effective following its entry into the First Amendment.  As of December 22, 2011, the interest rate on the outstanding balance under the credit facility, after giving effect to the interest rate swap agreement, was 9.79%.

The foregoing summary of the First Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the First Amendment, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

1

Sale of Corporate Headquarters

As previously disclosed in a Form 8-K filed on December 21, 2011, the Company entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”), on November 2, 2011, with Kassbohrer All Terrain Vehicles, Inc. (the “Buyer”), pursuant to which the Company agreed to sell its corporate headquarters in Reno, Nevada, which includes approximately 4.9 acres of land, an industrial facility consisting of approximately 115,000 square feet, and certain other assets related to the property (collectively, the “Property”),to the Buyer for a purchase price equal to $6.125 million.

On December 28, 2011, the Company and the Buyer closed the sale of the Property.  All of the net proceeds from the sale of the Property were used by the Company to reduce the outstanding obligations under its credit facility.  There are no material relationships between the Buyer and the Company, or any of its affiliates directors, officers, or their associates, other than in respect of the transactions contemplated by the Agreement.  Pursuant to the terms of the Agreement, the Company expects to lease a significant portion of the Property from the Buyer for a period of approximately sixteen months from the closing date.

Item 2.01	Disposition of Assets.

The information contained in Item 1.01 regarding the sale of the Company’s corporate headquarters in incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	First Amendment to Amended and Restated Loan Agreement and Waiver of Defaults dated December 22, 2011 by and among the Company, U. S. Bank N.A. and Bank of West.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC. By: /s/ Andrew Robinson Andrew Robinson Senior Vice President & Chief Financial Officer

Dated:           December 29, 2011